Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 30, 2018, with respect to the consolidated financial statements included in the Annual Report of Cogentix Medical, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2017.  We consent to the incorporation by reference of said report in the Registration Statements of Cogentix Medical, Inc. on Form S-3 (File No. 333-217385) and Form S-8 (File No. 333-203135).

/s/ Grant Thornton LLP

Minneapolis, Minnesota

March 30, 2018